Exhibit 99.2

FOR IMMEDIATE RELEASE

Allscripts Announces per Share Amount of Special Cash

Dividend of $5.23

CHICAGO, October 10, 2008 – Allscripts Healthcare Solutions, Inc. (“Allscripts”) (NASDAQ: MDRX), the leading provider of clinical software, connectivity and information solutions that physicians use to improve healthcare, announced today that the per share amount of the previously announced special cash dividend is $5.23 per share of common stock. The payment of the special cash dividend, which is expected to occur on October 17, 2008, is contingent upon the closing of the transactions contemplated by the Agreement and Plan of Merger dated as of March 17, 2008 entered into by Allscripts, which, subject to the satisfaction of remaining closing conditions, is expected to occur today. As previously announced, the record date for the special cash dividend was October 9, 2008. Holders of Allscripts common stock who sell their shares through October 10, 2008 also will be selling their right to receive the special cash dividend. The date on which Allscripts common stock will first trade without the right to the special cash dividend is expected to be October 13, 2008.

As of the close of business on the record date for the special cash dividend, holders of approximately $54.6 million aggregate principal amount of Allscripts’ 3.50% Convertible Senior Debentures elected to convert into shares of Allscripts common stock.

About Allscripts

Allscripts is the leading provider of clinical software, connectivity and information solutions that physicians use to improve healthcare. The company’s unique solutions inform, connect and transform healthcare, delivering improved care at lower cost. More than 40,000 physicians and thousands of other healthcare professionals in clinics, hospitals and extended care facilities nationwide utilize Allscripts to automate everyday tasks such as writing prescriptions, documenting patient care, managing billing and scheduling, and safely discharging patients, as well as to connect with key information and stakeholders in the healthcare system. To learn more, visit Allscripts at http://www.allscripts.com

Forward-Looking Statements

This communication contains forward-looking statements. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Forward-looking statements may be identified by words such as “believes”, “expects”, “anticipates”, “estimates”, “projects”, “intends”, “should”, “seeks”, “future”, “continue”, or the negative of such terms, or other comparable terminology. In addition, statements made in this communication about anticipated financial results, future operational improvements and results or conditions and approvals are also forward-looking statements. Such forward-looking statements are subject to numerous risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Such factors may include, but are not limited to: (1) the occurrence of any event, development, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that have been or may be instituted against Allscripts, Misys or MHS and others; (3) the inability to complete the proposed transaction due to the failure of any party to satisfy other conditions to completion of the proposed transaction; (4) risks that the proposed transaction disrupts current plans and operations and potential difficulties in employee retention as a result of the merger; (5) the ability to recognize the benefits of the merger; (6) legislative, regulatory and economic developments; and (7) other factors described in filings with the Securities and Exchange Commission. Many of the factors that will determine the outcome of the subject matter of this communication are beyond Allscripts’ ability to control or predict. Allscripts can give no assurance that any of the transactions related to the merger will be completed or that the conditions to the transactions will be satisfied. Allscripts undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Allscripts is not responsible for updating the information contained in this communication beyond the published date, or for changes made to this communication by wire services or Internet service providers.